As filed with the Securities and Exchange Commission on April 21, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELONG POWER HOLDING LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Gushan Standard Factory Building Project

Ganzhou New Energy Vehicle Technology City

West Gushan Road and North Xingguang Road

Ganzhou City, Jiangxi Province, 341000, PRC

(Address of Principal Executive Offices) (Zip Code)

ELONG POWER HOLDING LIMITED 2024 LONG-TERM INCENTIVE EQUITY PLAN

(Full title of the plan)

Shilin Xun

Elong Power Holding Limited

Gushan Standard Factory Building Project

Ganzhou New Energy Vehicle Technology City

West Gushan Road and North Xingguang Road

Ganzhou City, Jiangxi Province, 341000, PRC

(Name and address of agent for service)

(86) 13011896849

(Telephone number, including area code, of agent for service)

with a copy to:

Kyle Leung, Esq.
Concord & Sage PC
1360 Valley Vistra Dr
Suite 140
Diamond Bar, CA 91765
Tel: +1 929-989-7572

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

In accordance with the provisions of Rule 462 promulgated under the Securities Act of 1933, as amended, the Registration Statement will become effective upon filing with the Securities and Exchange Commission.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The information required by this Part I is omitted from this Registration Statement in accordance with rules and regulations under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The documents containing the information specified in this Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents that Elong Power Holding Limited (the “Registrant”) has previously filed with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this registration statement:

●	The Registrant’s final prospectus dated September 30, 2024 (SEC File No. 333-280512) (filed on October 2, 2024).

●	The Registrant’s shell company report on Form 20-F (filed on November 27, 2024).

●	The description of the Registrant’s class A ordinary shares of a par value of $0.00001 each, contained in the Registrant’s registration statement on Form 8-A under Section 12(b) of the Exchange Act (filed on November 20, 2024), and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to the extent specifically designated therein, all reports of foreign private issuer on Form 6-K furnished to the SEC by the Registrant, in each case, prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the respective date of filing.

Any statement contained herein or in a document incorporated by reference herein will be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document which is incorporated by reference herein modifies or replaces the statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Registrant’s second amended and restated memorandum and articles of association provides that every director (including any alternate director), secretary, assistant secretary, or other officer for the time being and from time to time of the Registrant (but not including the Registrant’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and held harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

The Registrant has entered into indemnity agreements with each of its officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Registrant’s second amended and restated memorandum and articles of association. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Cayman Islands law and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Registrant believes that these provisions and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing procedures, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ganzhou City, Jiangxi Province, PRC on this 21st day of April, 2025.

ELONG POWER HOLDINGS LIMITED

By:	/s/ Xiaodan Liu
Xiaodan Liu
Chairperson and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Xiaodan Liu and Luyi Wang, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, any and all amendments thereto (including post-effective amendments), and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ Xiaodan Liu.	Chairperson and Chief Executive Officer	April 21, 2025
	Xiaodan Liu	(Principal Executive Officer)

By:	/s/ Luyi Wang	Chief Financial Officer	April 21, 2025
	Luyi Wang	(Principal Financial and Accounting Officer)

By:	/s/ Jingdong Qu	Executive Director	April 21, 2025
Jingdong Qu

By:	/s/ Tung Kok Keow	Director	April 21, 2025
Tung Kok Keow

By:	/s/ Lawrence Leighton	Director	April 21, 2025
Lawrence Leighton

By:	/s/ David Chung-Hua Bolocan	Director	April 21, 2025
David Chung-Hua Bolocan

EXHIBIT INDEX

Exhibit No.	Description

3.1	Second Amended and Restated Memorandum and Articles of Association of Elong Power Holding Limited (incorporated by reference to Annex C to the proxy statement/prospectus in the Registrant’s Registration Statement on Form F-4, File No. 333-280512).

5.1	Opinion of Harney Westwood & Riegels (filed herewith).

10.1	Elong Power Holding Limited 2024 Long-Term Incentive Equity Plan (filed herewith).

23.1	Consent of UHY LLP (filed herewith).

23.2	Consent of Harney Westwood & Riegels (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

107	Calculation of Filing Fee Table (filed herewith).